As filed with the Securities and Exchange Commission on November 20, 2017

Registration No. 333-221062

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BLUEGREEN VACATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	7011	03-0300793
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4960 Conference Way North, Suite 100
Boca Raton, Florida 33431
(561) 912-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shawn B. Pearson
President and Chief Executive Officer
Bluegreen Vacations Corporation
4960 Conference Way North, Suite 100
Boca Raton, Florida 33431
(561) 912-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alison W. Miller Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street, Suite 2200 Miami, Florida 33130 (305) 789-3200	Christopher D. Lueking, Esq. Latham & Watkins LLP 330 North Wabash Avenue, Suite 2800 Chicago, Illinois 60611 (312) 876-7700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☒ 333-221062

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-1, as amended (File No. 333-221062) (the “Registration Statement”), of Bluegreen Vacations Corporation (the “Registrant”), initially filed by the Registrant on October 23, 2017 and declared effective by the Securities and Exchange Commission on November 16, 2017. The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement pursuant to 462(d) for the sole purpose of replacing Exhibit 5.1 to the Registration Statement (and, in connection therewith, filing a new Exhibit 23.2). This Post-Effective Amendment No. 1 to the Registration Statement does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II of the Registration Statement to include the exhibits as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules

(a)    Exhibits.

Exhibit No.	Description of Exhibit

5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
23.2	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (contained in Exhibit 5.1)
99.1*	Power of Attorney (included on the signature page to the Registration Statement filed on October 23, 2017)

*Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on November 20, 2017.

Bluegreen Vacations Corporation

By: /s/ Shawn B. Pearson
Name: Shawn B. Pearson
Title: President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Shawn B. Pearson Shawn B. Pearson	President and Chief Executive Officer; Director	November 20, 2017

* Anthony M. Puleo	Executive Vice President, Chief Financial Officer and Treasurer; President, Bluegreen Treasury Services	November 20, 2017

* Adrienne Kelley	Senior Vice President and Chief Accounting Officer	November 20, 2017

* Alan B. Levan	Chairman of the Board of Directors	November 20, 2017

* John E. Abdo	Vice Chairman of the Board of Directors	November 20, 2017

* James R. Allmand, III	Director	November 20, 2017

* Norman H. Becker	Director	November 20, 2017

* Lawrence A. Cirillo	Director	November 20, 2017

* Jarett S. Levan	Director	November 20, 2017

* Mark A. Nerenhausen	Director	November 20, 2017

* Arnold Sevell	Director	November 20, 2017

* Orlando Sharpe	Director	November 20, 2017

* Seth M. Wise	Director	November 20, 2017

*By:	/s/ Shawn B. Pearson
Shawn B. Pearson
as Attorney-in-Fact